News Release
Integra LifeSciences Reports Third Quarter 2026 Financial Results
PRINCETON, N.J., October 21, 2026 - Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today reported financial results for the third quarter ending September 30, 2026.

Third Quarter 2026 Highlights

•Third quarter revenues of $411.2 million increased 2.3% on a reported basis and 2.5% on an organic basis compared to the prior year. Results included an approximate $7 million revenue impact related to flood damage at the Company’s Cincinnati facility.

•Third quarter GAAP earnings per diluted share of $0.19, compared to $(0.07) in the prior year.

•Adjusted earnings per diluted share of $0.59, compared to $0.54 in the prior year.

•Generated operating cash flow of $96.0 million and reduced the consolidated total leverage ratio to 3.8x.

•Subsequent to quarter-end, completed a $2.1 billion debt refinancing that extended debt maturities and enhanced financial flexibility.

•2026 full-year revenue guidance of $1.634 billion to $1.654 billion and adjusted earnings per share guidance of $2.30 to $2.40, consistent with the outlook provided on October 2, 2026.

"Our third quarter performance reflected mixed results across our portfolio, with stronger performance in Specialty Surgery partially offset by a $7 million impact from the Cincinnati disruption and softer-than-expected results in Tissue Reconstruction. We delivered results within our guidance ranges, generated strong cash flow, reduced leverage, and subsequently completed our debt refinancing," said Stuart Essig, Chairman and Chief Executive Officer.

"Our updated outlook reflects both the recovery timeline in Cincinnati and more measured expectations for portions of our Tissue Reconstruction business. We are focused on executing against these challenges while continuing to support our customers, advance key product launches and returns, and strengthen the business for more consistent long-term growth."
Third Quarter 2026 Consolidated Performance
Total reported revenues of $411.2 million increased 2.3% on a reported basis and 2.5% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 51.0%, compared to 51.5% in the third quarter of 2025. Adjusted gross margin was 61.1%, compared to 62.9% in the prior year.
Adjusted EBITDA for the third quarter of 2026 was $79.8 million, or 19.4% of revenue, compared to $78.5 million, or 19.5% of revenue, in the prior year.
The Company reported GAAP net income of $14.9 million, or $0.19 per diluted share, in the third quarter of 2026, compared to GAAP net loss of $(5.4) million, or $(0.07) per diluted share, in the prior year.

Adjusted net income for the third quarter of 2026 was $46.4 million, or $0.59 per diluted share, compared to $41.6 million, or $0.54 per diluted share, in the prior year.

Third Quarter 2026 Segment Performance
Specialty Surgery (~70% of Revenues)
Total revenues were $304.1 million, representing reported growth of 3.9% and an organic growth of 4.2% compared to the third quarter of 2025. Results were impacted by approximately $7 million related to flood damage at the Company’s Cincinnati facility.

•Sales in Neuro increased 6.5% on an organic basis primarily driven by growth in CereLink®, Certas® Plus, Bactiseal®, DuraSeal® and recovery in cranial perforators.
•Sales in Instruments declined (0.9%) on an organic basis due to order timing.
•ENT sales declined (1.1%), largely due to a low-single digit decline in sinus balloons.

Tissue Reconstruction (~30% of Revenues)

Total revenues were $107.1 million, representing reported and organic decline of (2.2)% compared to the third quarter of 2025. Key drivers for the quarter include:

•Low-single digit decline in wound reconstruction, with strong growth in DuraSorb® and PriMatrix®, offset by declines in MicroMatrix® and Integra Skin.
•Beginning this quarter, we are referring to our Private Label business as Corporate Partnerships, a name that better reflects the nature of these customer relationships. Corporate Partnerships, was approximately flat compared to the third quarter of last year.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $96.0 million in the quarter. Net debt at the end of the quarter was $1.5 billion, and the consolidated total leverage ratio was 3.8x.

As of the end of the quarter, the Company had total liquidity of approximately $559 million, including $311.9 million in cash plus short-term investments and the remainder available under its revolving credit facility.

Debt Refinancing and Enhanced Financial Flexibility

On October 19, 2026, the Company completed a $2.1 billion debt refinancing consisting of a $1.65 billion senior secured credit facility and $450 million aggregate principal amount of 9.5% senior secured notes due 2033. The new credit facility consists of a $600 million Term Loan A, a $600 million revolving credit facility, and a $450 million Term Loan B.

The Company used the proceeds from the refinancing to repay its existing credit facilities and pay related fees and expenses. The transaction extended the Company’s debt maturity profile, enhanced financial flexibility, and supports the Company's continued focus on cash generation and deleveraging. Additional information regarding the refinancing is available in the Company’s filings with the Securities and Exchange Commission.

Related to the refinancing, the amended debt covenants provide additional near-term covenant capacity by temporarily increasing the Company’s maximum allowable net leverage ratio from its current level followed by scheduled step-downs to 4.25x during 2027. Under the previous covenants the step down for 2027 was to 4.0x.
The Company expects the increase in its effective interest rate to be near the high end of the previously communicated 100- to 200-basis-point range.

2026 Revenue and Adjusted Earnings Per Share Guidance

For the fourth quarter of 2026, the Company expects reported revenues in the range of $413 million to $433 million, representing a reported decline of -5.2% to -0.5% and an organic decline of -5.1% to -0.4%. The Company expects adjusted earnings per diluted share in the range of $0.61 to $0.71.

For the full year 2026, the Company expects revenues in the range of $1.634 billion to $1.654 billion representing reported growth of -0.1% to 1.2% and organic growth of -0.3% to 0.9%. The Company expects adjusted earnings per diluted share in the range of $2.30 to $2.40. The Company continues to expect operating cash flow of approximately $190 million to $200 million for the full year. These expectations are consistent with the preliminary results and updated guidance provided on October 2, 2026.

The updated fourth quarter and full-year outlook reflects the expected revenue impact of the Cincinnati disruption, an updated outlook for Tissue Reconstruction performance, and a consistent outlook for Specialty Surgery. The adjusted earnings per diluted share outlook also reflects business interruption insurance recoveries for lost revenue related to the Cincinnati disruption and incremental interest expense associated with the refinancing.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, October 21, 2026, to discuss third quarter 2026 financial results and forward looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward looking information may be discussed in a question and answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found in the Investor Relations section of the Company's website at investor.integralife.com. A live webcast will also be available in the Investor Relations section of the Company's website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the company's website following the call.

About Integra

Integra LifeSciences (Nasdaq: IART) is a global medical technology leader dedicated to restoring lives. We are advancing transformational care through impactful innovation in neurosurgery and tissue reconstruction, specialized fields that demand exceptional expertise and precision. Our portfolio of highly differentiated, gold-standard technologies are trusted by healthcare professionals to deliver life-saving care. For our latest news and information, visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning: future business, operational and financial performance and the Company’s expectations and plans with respect to market opportunity, business and operational performance, strategic initiatives, capabilities, resources, manufacturing capabilities, product development, product availability and regulatory approvals, including expectations regarding the Company's Braintree facility and the relaunch of SurgiMend in the fourth quarter of 2026, and the estimated impact of the flooding event at our Cincinnati, Ohio manufacturing facility (the “Cincinnati facility”), including on our financial condition and results of operations, and our expectations and progress in our recovery efforts, including timing, costs and expected insurance coverage and reimbursements. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: increased geopolitical instability and other macroeconomic factors, including trade barriers and related restrictions (including tariffs and related countermeasures), armed conflict and acts of terrorism, geopolitical tension and instability, supply chain disruptions, and interest rate and foreign currency rate fluctuations, on the Company’s suppliers, vendors and customers and on the Company’s business and financial condition, results of operations and cash flows; the Company's ability to execute its financial, strategic and operating plans effectively; the Company's ability to remediate quality systems violations; difficulties in implementing the Company’s compliance master plan; difficulties or delays in obtaining and maintaining required regulatory approvals, including the costs thereof; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; difficulties or delays, including unexpected costs and the availability of insurance coverage and reimbursements, related to the Company's Cincinnati facility recovery efforts; the failure of the company’s suppliers, vendors, and other third parties to meet contractual, regulatory and other obligations; the anticipated development of markets the Company sells its products into and the success of the Company’s products in these markets; the Company’s ability to predict accurately the demand for its products and products under development; increasing industry competition; the coverage and reimbursement decisions of third-party payors; trends toward health care cost containment; difficulties in controlling expenses, including costs to procure and manufacture the Company’s products; the ability of the Company to successfully manage leadership and organizational changes and the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the geographic distribution of where the Company generates its taxable income; changes to applicable laws, regulations and enforcement guidance, including tax laws and global health care reforms; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; breaches, failures or other disruptions of our or our vendors’ or customers’ information technology systems or products; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2025 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net income, adjusted gross margin, adjusted earnings per diluted share, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility (the "Braintree transition"); (v) charges related to the flooding of the Company’s Cincinnati, Ohio manufacturing facility, including inventory losses, asset write-offs, remediation costs, plant restart costs and other directly related costs, net of associated insurance reimbursements, as applicable (the “Cincinnati flood and recovery”); (vi) intangible asset amortization expense; (vii) income tax impact from adjustments; and (vii) impairment charges. The measure of adjusted gross margin is calculated by dividing adjusted gross profit by total revenues. Adjusted gross profit consists of GAAP gross profit adjusted for: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) charges related to Braintree transition; (iv) EU Medical Device Regulation-related charges; (v) charges related to the Cincinnati flood and recovery; and (vi) intangible asset amortization expense. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.

The Company has included reconciliations of GAAP revenues to organic revenues, GAAP net income to adjusted EBITDA, and adjusted net income, GAAP gross margin to adjusted gross margin, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended June 30, 2026 and 2025. The Company has included a reconciliation of GAAP total debt to net debt for the quarters ended June 30, 2026 and December 31, 2025.

The Company is providing forward-looking guidance regarding organic revenue and adjusted earnings per diluted share but is not providing reconciliations to the most directly comparable forward-looking GAAP financial measures because certain GAAP expense items and the impact of changes in foreign exchange rates are highly variable and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the actual impact of changes in foreign exchange rates and the financial impact and timing of divestitures, acquisitions, integrations, structural optimization, efforts to comply with the EU Medical Device Regulation, and income tax impact from adjustments are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. The unavailable information could have a material impact on GAAP results.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:
Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2026	2025
Total revenue, net	$411,182	$402,062

Costs and expenses:
Cost of goods sold	201,316	195,071
Research and development	21,897	22,456
Selling, general and administrative	165,311	169,046
Intangible asset amortization	3,758	3,728
Goodwill impairment charge	—	—
Total costs and expenses	392,282	390,301
Operating income (loss)	18,900	11,761
Interest income	5,002	4,982
Interest expense	(22,961)	(22,725)
Other income (expense), net	14,723	(842)
Income (loss) before income taxes	15,664	(6,824)
Provision (benefit) for income taxes	812	(1,420)
Net income (loss)	$14,852	$(5,404)

Net income (loss) per share
Diluted	$0.19	$(0.07)

Weighted average common shares outstanding	78,577	76,753

The following table presents revenues disaggregated by the major sources for the three months ended September 30, 2026 and 2025 (amounts in thousands):

	Three Months Ended September 30,
	2026	2025	Change
Neurosurgery	$214,097	$201,563	6.2%
Instruments	49,662	50,151	(1.0)%
ENT	40,361	40,869	(1.2)%
Total Specialty Surgical	304,120	292,583	3.9%

Wound Reconstruction Solutions	81,529	83,988	(2.9)%
Corporate Partnerships	25,533	25,491	0.2%
Total Tissue Reconstruction	107,062	109,479	(2.2)%
Total Reported Revenues	$411,182	$402,062	2.3%

Impact of changes in currency exchange rates	810	—
Total organic revenues(1)	$411,992	$402,062	2.5%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2026

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	(3,026)	82	2,211	(1,322)	—	(3,997)	—
Structural Optimization charges	5,742	3,486	1,322	935	—	—	—
EU Medical Device Regulation charges	2,556	297	760	1,499	—	—	—
Braintree Transition	8,772	8,770	1	—	—	—	—
Cincinnati Flood	782	5,709	—	—	—	(4,927)	—
Intangible asset amortization expense	26,850	23,091	—	—	3,758	—	—
Estimated income tax impact from above adjustments and other items	(10,083)	—	—	—	—	—	(10,083)
Depreciation expense	10,287	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2025

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	(6,588)	177	(6,182)	(1,029)	—	445	—
Structural Optimization charges	11,052	8,413	2,786	(146)	—	—	—
EU Medical Device Regulation charges	10,554	808	5,396	4,350	—	—	—
Braintree Transition	13,957	13,447	510	—	—	—	—
Intangible asset amortization expense	26,873	23,145	—	—	3,728	—
Estimated income tax impact from above adjustments and other items	(8,823)	—	—	—	—	—	(8,823)
Depreciation expense	11,289	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2026	2025

GAAP net income (loss)	$14,852	$(5,404)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	37,137	38,162
Other (income) expense, net	(5,545)	842
Interest expense, net	17,706	17,298
Income tax expense	812	(1,420)
Structural optimization charges	5,742	11,052
EU Medical Device Regulation charges	2,556	10,554
Braintree Transition	8,772	13,957
Cincinnati Flood	782	—
Acquisition, divestiture and integration-related charges	(3,026)	(6,588)
Total of non-GAAP adjustments	64,936	83,857
Adjusted EBITDA	$79,787	$78,453

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2026	2025

GAAP net income (loss)	$14,852	$(5,404)
Non-GAAP adjustments:
Structural optimization charges	5,742	11,052
Acquisition, divestiture and integration-related charges	(3,026)	(6,588)
EU Medical Device Regulation charges	2,556	10,554
Braintree Transition	8,772	13,957
Cincinnati Flood	782	—
Intangible asset amortization expense	26,850	26,873
Estimated income tax impact from adjustments and other items	(10,083)	(8,823)
Total of non-GAAP adjustments	31,592	47,025
Adjusted net income	$46,444	$41,621

Adjusted diluted net income per share	$0.59	0.54
Weighted average common shares outstanding for diluted net income per share	78,577	76,850

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	September 30, 2026	December 31, 2025

Short term investments	$59,669	$28,693
Cash and cash equivalents	252,261	235,048
Trade accounts receivable, net	248,994	278,849
Inventories, net	464,454	492,735

Current and long-term borrowing under senior credit facility	1,745,388	1,768,306
Borrowings under securitization facility	81,200	87,800
Convertible securities	—	—

Stockholders' equity	$1,066,617	$1,043,463

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2026	2025

Net cash provided by operating activities	$128,582	$38,568
Net cash (used in) investing activities	(68,377)	(73,156)
Net cash (used in) provided by financing activities	(38,809)	3,993
Effect of exchange rate changes on cash and cash equivalents	(4,183)	16,406

Net increase (decrease) in cash and cash equivalents	$17,213	$(14,189)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$95,977	$40,907

Purchases of property and equipment	(10,246)	(15,156)
Free cash flow	$85,731	$25,751

Adjusted net income(1)	$46,444	$41,621
Adjusted free cash flow conversion	184.6%	61.9%

	Twelve Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$140,397	$89,315

Purchases of property and equipment	(54,615)	(93,821)
Free cash flow	$85,782	$(4,506)

Adjusted net income(1)	$195,456	$180,896
Adjusted free cash flow conversion	43.9%	(2.5)%

(1) Adjusted net income for quarters ended September 30, 2026 and 2025 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	September 30, 2026	December 31, 2025
Short-term borrowings under senior credit facility	$48,438	$38,750
Long-term borrowings under senior credit facility	1,696,950	1,729,556
Borrowings under securitization facility	81,200	87,800
Convertible securities	—	—
Deferred financing costs netted in the above	2,112	3,257
Short term investments	(59,669)	(28,693)
Cash & Cash Equivalents	(252,261)	(235,048)
Net Debt	$1,516,770	$1,595,622

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP GROSS PROFIT TO MEASURES OF ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands, except percentages)

	Three Months Ended September 30,
	2026	2025

Total revenues, net	$411,182	$402,062
Cost of goods sold	201,316	195,071
Reported Gross Profit	209,866	206,991
Cincinnati Flood	5,709	—
Structural optimization charges	3,486	8,413
Acquisition, divestiture and integration-related charges	82	177
Braintree Transition	8,770	13,447
EU Medical Device Regulation	297	808
Intangible asset amortization expense	23,091	23,145
Adjusted Gross Profit	$251,302	$252,981
Total Revenues	$411,182	$402,062
Adjusted Gross Margin	61.1%	62.9%